Exhibit 99.1
CONTACT:
Ron Parham
PondelWilkinson Parham
For Rentrak Corporation
Tel:  503-924-1186
Email:  rparham@pondel.com


For Immediate Release

              RENTRAK EXPECTS TO REPORT FISCAL FOURTH QUARTER 2004
                   EARNINGS SUBSTANTIALLY ABOVE PRIOR GUIDANCE
     -- Company Files Extension to File Fiscal 2004 Form 10-K Annual Report,
                  Due to Restatement of Prior Year Earnings --


     PORTLAND, Ore. (June 29, 2004)--Rentrak Corporation (NASDAQ:RENT) expects to report estimated consolidated net income for the fourth fiscal quarter which ended March 31, 2004, of approximately $1.8 million, or $0.18 per diluted share, substantially above the company's prior guidance of $600,000 to $800,000, or $0.06 to $0.08 per diluted share, provided on February 12, 2004. The company also stated that, as reported in a notice filed with the Securities and Exchange Commission today, its Annual Report on Form 10-K for the fiscal year which ended March 31, 2004 will be delayed pending completion of its annual audit.

     Rentrak's Chairman and Chief Executive Officer, Paul Rosenbaum, stated, "Fiscal 2004 ended on an upbeat note, driven by stronger-than-expected rental demand for titles covered by new combined DVD/VHS revenue-sharing agreements implemented during fiscal 2004.

     "Rentrak intends to file its fiscal 2004 Annual Report on Form 10-K and report final fourth quarter earnings within the 15-day extension period provided under the SEC's rules," Mr. Rosenbaum continued. "We found it necessary to file this notice because miscalculations were discovered involving two revenue-sharing agreements, resulting in accounting errors. As a result, the audit's completion has been delayed accordingly. There was no effect on the accuracy of amounts Rentrak has periodically remitted to the content providers under the terms of the revenue-sharing agreements or on Rentrak's reported cash balances. Importantly, correction of these errors will not result in additional payments to any supplier." The company has determined that it will restate its previously reported financial results for fiscal 2003 and fiscal 2002 as a result of these errors.

     These errors related to the revenue-sharing agreements, combined with other fiscal 2004 audit adjustments, created an incremental net year-to-date loss of approximately $0.01 per share on the previously reported loss by the company through the nine-month period ended December 31, 2003 of $0.05 per share. The combined net impact of these adjustments to fiscal 2003 and fiscal 2002 was to decrease earnings by $0.02 and $0.01 per diluted share, respectively.

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Rentrak Fourth Quarter and Fiscal 2004 Results to Exceed Prior Guidance
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     As a result,  the company expects to report an estimated  consolidated  net income for fiscal 2004 of approximately $1.2 million or $0.12 per diluted share, well above its financial results for fiscal 2003, primarily related to its fiscal 2004 fourth quarter earnings. Our auditors are still reviewing these adjustments in connection with our annual audit.

Conference Call

     Upon the issuance of Rentrak's complete operating results for the fiscal fourth quarter and full fiscal year 2004, the company expects to host a conference call for all interested shareholders, media and other interested parties on Wednesday, July 14, 2004. Details for participating in the call will be provided in advance as soon as possible.

About Rentrak Corporation

     Rentrak Corporation, based in Portland, Oregon, is the developer of the Essentials(TM) suite of web-based information management and business intelligence products used by clients in the media, entertainment, retail and manufacturing industries. Vertical market editions of Essentials(TM) applications are customizable to the needs of each licensee, allowing marketers to collect, manage, analyze and make critical business decisions based on detailed, real-time point-of-sale and supply chain data. The Essentials(TM) suite of services offers competitive advantages to executives by providing timely and actionable insight into their own company's performance in tandem with valuable perspective against aggregated industry-wide data. For further information, please visit Rentrak's corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

     When used in this discussion, the words "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company's PPT(R) and business intelligence services and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer and consumer demand for movies in various media formats subject to company guarantees, the company's ability to attract new revenue-sharing customers, the company's ability to successfully develop and market new services to create new revenue streams, and Rentrak's customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2003 annual report on Form 10-K and subsequent quarterly reports, filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

     Business outlook statements are based on current expectations. These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if future experience or events make it clear that any projected results expressed or implied in this release will not be realized.

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